Exhibit 99.2

ITEM 7.  MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As used herein, the terms Equifax, the Company, we, our and us refer to Equifax Inc., a Georgia corporation, and its consolidated subsidiaries as a combined entity, except where it is clear that the terms mean only Equifax Inc.

All references to earnings per share data in Management’s Discussion and Analysis, or MD&A, are to diluted earnings per share, or EPS, unless otherwise noted. Diluted EPS is calculated to reflect the potential dilution that would occur if stock options or other contracts to issue common stock were exercised and resulted in additional common shares outstanding.

BUSINESS OVERVIEW

We are a leading global provider of information solutions and human resources business process outsourcing services for businesses and consumers. We leverage some of the largest sources of consumer and commercial data, along with advanced analytics and proprietary decisioning technology, to create customized insights which enable our business clients to grow faster, more efficiently and more profitably, and to inform and empower consumers.

Clients rely on us for consumer and business credit intelligence, credit portfolio management, fraud detection, decisioning technology, marketing tools, and human resources and payroll services. We also offer a portfolio of products that enable individual consumers to manage their financial affairs and protect their identity. Our revenue stream is diversified among individual consumers and among businesses across a wide range of industries and international geographies.

Segment and Geographic Information

Segments.   The U.S. Consumer Information Solutions, or USCIS, segment, the largest of our five segments, consists of three product and service lines: Online Consumer Information Solutions, or OCIS; Mortgage Solutions; and Consumer Financial Marketing Services. OCIS and Mortgage Solutions revenue is principally transaction-based and is derived from our sales of products such as consumer credit reporting and scoring, identity management and authentication, fraud detection and modeling services. USCIS also markets certain of our decisioning products which facilitate and automate a variety of consumer credit-oriented decisions. Consumer Financial Marketing Services revenue is principally project- and subscription-based and is derived from our sales of batch credit, consumer wealth or demographic information such as those that assist clients in acquiring new customers, cross-selling to existing customers and managing portfolio risk.

The International segment consists of Latin America, Europe and Canada Consumer. Canada Consumer’s products and services are similar to our USCIS offerings, while Europe and Latin America are made up of varying mixes of product lines that are in our USCIS, North America Commercial Solutions and North America Personal Solutions reportable segments.

The Workforce Solutions segment consists of the Verification Services and Employer Services business units. Verification Services revenue is transaction based and is derived primarily from employment, income and social security number verifications. Employer Services revenues are derived from our provision of certain human resources business process outsourcing services that include both transaction- and subscription-based product offerings. These services assist our clients with the administration of unemployment claims and employer-based tax credits and the handling of certain payroll-related transaction processing.

North America Personal Solutions revenue is both transaction- and subscription-based and is derived from the sale of credit monitoring and identity theft protection products, which we deliver to consumers through the mail and electronically via the internet.

North America Commercial Solutions revenue is principally transaction based, with the remainder project based, and is derived from the sale of business information, credit scores and portfolio analytics that enable clients to utilize our reports to make financial, marketing and purchasing decisions related to businesses.

Geographic Information.   We currently operate in the following countries: Argentina, Brazil, Canada, Chile, Costa Rica, Ecuador, El Salvador, Honduras, Paraguay, Peru, Portugal, the Republic of Ireland, Spain, the U.K., Uruguay, and the U.S. Our operations in the Republic of Ireland focus on data handling and customer support activities. We have an investment in the second largest consumer and commercial credit information company in Brazil and offer consumer credit services in India and Russia through joint ventures. Of the countries we operate in, 76% of our revenue was generated in the U.S. during the twelve months ended December 31, 2012.

Key Performance Indicators.   Management focuses on a variety of key indicators to monitor operating and financial performance. These performance indicators include measurements of operating revenue, change in operating revenue, operating income, operating margin, net income, diluted earnings per share, cash provided by operating activities and capital expenditures. Key performance indicators for the twelve months ended December 31, 2012, 2011 and 2010, include the following:

	Key Performance Indicators
	Twelve Months Ended
	December 31,
	2012	2011	2010
	(Dollars in millions, except per share data)
Operating revenue	$2,073.0	$1,893.2	$1,797.5
Operating revenue change	10%	5%	8%
Operating income	$480.0	$468.6	$422.4
Operating margin	23.2%	24.8%	23.5%
Net income attributable to Equifax	$272.1	$232.9	$266.7
Diluted earnings per share from continuing operations	$2.18	$1.86	$1.83
Cash provided by operating activities	$496.3	$408.7	$352.6
Capital expenditures	$66.0	$75.0	$99.8

Operational and Financial Highlights.

•	On December 28, 2012, as a part of our long-term growth strategy of expanding our USCIS business, we acquired CSC Credit Services for $1.0 billion. We financed the acquisition with available cash, the issuance of $500 million of 3.30% ten-year senior notes, and commercial paper borrowings under our CP program. The results of this acquisition are included in our USCIS segment and are not material for 2012.

•	We repurchased 1.9 million shares of our common stock on the open market for $85.1 million during 2012.

Business Environment and Company Outlook

We expect U.S. mortgage refinancing activity to remain strong through the first half of 2013 but then trend down in the second half of 2013. We also expect a continuation of modest economic growth in most of our served markets. The environment will continue to be challenging as various countries deal with their particular political, fiscal, and economic issues. However, we continue to expect that our ongoing investments in new product innovation, business execution, enterprise growth initiatives, technology infrastructure, strategic acquisitions, and continuous process improvement will enable us, in a modestly growing economy, to deliver long term average organic revenue growth ranging between 6% and 8% with additional growth of 1% to 2% derived from strategic acquisitions. We also expect to grow earnings per share at a somewhat faster rate than revenue as a result of both operating and financial leverage. In 2013, we expect total revenue growth from continuing operations of 10% to 12%, as the impact of our acquisition of the CSC Credit Services business will more than outweigh the negative impact of the expected decline in U.S. mortgage volumes.

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RESULTS OF OPERATIONS —

TWELVE MONTHS ENDED DECEMBER 31, 2012, 2011 AND 2010

Consolidated Financial Results

Operating Revenue

	Twelve Months Ended December 31,			Change
				2012 vs. 2011		2011 vs. 2010
Operating Revenue	2012	2011	2010	$	%	$	%
	(Dollars in millions)

U.S. Consumer Information Solutions	$869.3	$765.0	$714.9	$104.3	14%	$50.1	7%
International	486.2	492.9	482.8	(6.7)	-1%	10.1	2%
Workforce Solutions	442.1	382.1	370.3	60.0	16%	11.8	3%
North America Personal Solutions	185.5	163.9	149.0	21.6	13%	14.9	10%
North America Commercial Solutions	89.9	89.3	80.5	0.6	1%	8.8	11%
Consolidated operating revenue	$2,073.0	$1,893.2	$1,797.5	$179.8	9%	$95.7	5%

Revenue from continuing operations increased by 9% compared to 2011. The deconsolidation of our Brazilian business, which resulted from the merger of our business into a larger entity during the second quarter of 2011, negatively impacted revenue growth by $35.4 million in 2012, compared to the prior year, while all other revenue increased by 12% compared to 2011. The growth in 2012 was driven by strong execution of key strategic initiatives and the impact of increased mortgage refinancing activity in the U.S.  The effect of foreign exchange rates, in locations other than Brazil, reduced revenue by $12.5 million in 2012 compared to the prior year.

Revenue from continuing operations increased by 5% in 2011 compared to 2010. The deconsolidation of our Brazilian business, which resulted from the merger of our business into BVS during the second quarter of 2011, negatively impacted revenue by $48.7 million, compared to the prior year, while all other revenue increased by 8% compared to 2010, primarily driven by strong execution of key strategic initiatives across each of our businesses. The favorable effect of foreign exchange rates, in locations other than Brazil, did not have a material impact on revenue.

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Operating Expenses

	Twelve Months Ended December 31,			Change
				2012 vs. 2011		2011 vs. 2010
Operating Expenses	2012	2011	2010	$	%	$	%
	(Dollars in millions)

Consolidated cost of services	$759.5	$703.9	$708.3	$55.6	8%	$(4.4)	-1%
Consolidated selling, general and administrative expenses	673.5	560.1	509.3	113.4	20%	50.8	10%
Consolidated depreciation and amortization expense	160.0	160.6	157.5	(0.6)	0%	3.1	2%
Consolidated operating expenses	$1,593.0	$1,424.6	$1,375.1	$168.4	12%	$49.5	4%

Cost of Services.   Cost of services from continuing operations increased $55.6 million in 2012 compared to the prior year. The increase was due primarily to the impact of increased salary expense, direct production expenses and contract service expenses of $63.2 million as well as smaller increases in other expenses to support revenue growth. The increase in expense in 2012 was partially offset by decreases related to the deconsolidation of our Brazilian business. The impact of changes in foreign currency exchange rates decreased our cost of services by $3.4 million.

The slight decrease in cost of services from continuing operations in 2011, when compared to 2010, was due primarily to the impact of decreases related to the deconsolidation of our Brazilian business largely offset by increased salary and benefits expense and contract services expenses of $29.9 million, and by the impact of changes in foreign currency exchange rates which increased our cost of services by $7.2 million, largely offset by decreases related to the deconsolidation of our Brazilian business.

Selling, General and Administrative Expenses.   The increase in selling, general and administrative expense from continuing operations in 2012, as compared to 2011, included a $38.7 million non-cash pension settlement charge that occurred in the fourth quarter of 2012. The remaining increase was primarily due to increased salary, incentive, and professional and contractor services expenses of $66.4 million as well as higher marketing and other expenses partially offset by decreases in expenses related to the deconsolidation of our Brazilian business.  The impact of changes in foreign currency exchange rates decreased our selling, general and administrative expense by $2.7 million.

Selling, general and administrative expense from continuing operations increased $50.8 million in 2011 compared to 2010. The increase was primarily due to increased salary and incentive expense of $33.1 million, higher advertising expenses of $9.1 million and higher severance costs offset by decreases in expenses related to the deconsolidation of our Brazilian business.  The impact of changes in foreign currency exchange rates increased our selling, general and administrative expense by $5.2 million in 2011.

Depreciation and Amortization.    The slight decrease in depreciation and amortization expense in 2012, as compared to 2011, is primarily due to the decline in amortization of certain purchased intangibles acquired as part of the TALX acquisition in 2007 which fully amortized during the second quarter of 2011 and the amortization and depreciation decrease resulting from the deconsolidation of our Brazilian business.  This decrease was partially offset by our two 2011 acquisitions within Workforce Solutions.

Depreciation and amortization expense from continuing operations increased in 2011 as compared to 2010 due to $6.6 million of incremental depreciation and amortization expense related to our fourth quarter 2010 acquisition of Anakam and our 2011 acquisitions partially offset by the decline in amortization of certain purchased intangibles acquired as part of TALX in 2007 which fully amortized at the end of the second quarter of 2011 and the amortization and depreciation decrease resulting from the deconsolidation of our Brazilian business.

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Operating Income and Operating Margin

	Twelve Months Ended December 31,			Change
				2012 vs. 2011			2011 vs. 2010
Operating Income and Operating Margin	2012	2011	2010	$	%		$	%
	(Dollars in millions)

Consolidated operating revenue	$2,073.0	$1,893.2	$1,797.5	$179.8	9%		$95.7	5%
Consolidated operating expenses	(1,593.0)	(1,424.6)	(1,375.1)	(168.4)	12%		(49.5)	4%
Consolidated operating income	$480.0	$468.6	$422.4	$11.4	2%		$46.2	11%
Consolidated operating margin	23.2%	24.8%	23.5%		-1.6	pts		1.3	pts

In 2012, operating expenses increased at a slightly faster rate than revenue, and operating income increased at a lower rate than revenue, due to a $38.7 million pension settlement recorded during the fourth quarter of 2012, partially offset by improvements in margins in four of our business segments. The overall operating margin decreased in 2012 compared to the prior year period due primarily to the pension settlement in 2012 which negatively impacted margin by 180 basis points, and by increases in corporate expenses other than the pension settlement, which increased faster than revenues. These negative impacts on operating margin were partially offset by improvements in margins in our USCIS, International, Workforce Solutions and Personal Solutions businesses, driven by revenue growth.

Operating income from continuing operations for 2011 increased faster than revenue due to operating leverage from revenue growth and business mix as well as the deconsolidation of Brazil, which reduced reported revenue, but which had little impact on operating profit because it had been operating near break-even. These factors resulted in operating margin improvement of 130 basis points to 24.8% compared to 2010.

Other Expense, Net

	Twelve Months Ended December 31,			Change
				2012 vs. 2011		2011 vs. 2010
Other Expense, Net	2012	2011	2010	$	%	$	%
	(Dollars in millions)

Consolidated interest expense	$55.4	$55.1	$56.1	$0.3	1%	$(1.0)	-2%
Consolidated other expense (income), net	(6.7)	7.6	(1.4)	(14.3)	nm	9.0	nm
Consolidated other expense, net	$48.7	$62.7	$54.7	$(14.0)	-22%	$8.0	15%
Average cost of debt	5.3%	5.5%	5.2%
Total consolidated debt, net, at year end	$1,730.7	$1,013.2	$999.6	$717.5	71%	$13.6	1%

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Interest expense increased slightly in 2012, when compared to the same period in 2011, due to the issuance of $500 million of 3.30% ten-year senior notes in December 2012. Our consolidated debt balance has increased at December 31, 2012, as a result of the issuance of $500 million of 3.30% senior notes and additional borrowings in the form of commercial paper to fund the acquisition of CSC Credit Services. The decrease in the average cost of debt for 2012 is due to the issuance of the $500 million Senior Notes at a lower interest rate and additional low rate commercial paper outstanding on average year to date which caused the average cost of debt to decrease as compared to the prior year period.

Interest expense decreased slightly in 2011, when compared to the same period in 2010, due to lower average debt balances outstanding for 2011 as compared to 2010. Our consolidated debt balance increased at December 31, 2011, as a result of additional borrowings in the form of commercial paper, on which interest rates and accordingly interest expense were very low. The increase in the average cost of debt for 2011 is due to less low rate commercial paper outstanding on average throughout the year which caused the average cost of debt to increase as compared to the prior year period.

Other expense (income), net, from continuing operations for 2012, decreased $14.3 million, as compared to the prior year periods. The decrease is primarily due to the merger of our Brazilian business during the second quarter of 2011. On May 31, 2011, we completed the merger of our Brazilian business with Boa Vista Servicos S.A. (“BVS”), which was accounted for as a sale and deconsolidated, in exchange for a 15% equity interest in BVS (“the Brazilian Transaction”).  We recorded a $10.3 million pre-tax loss on the Brazilian Transaction in other expense (income), net. Other expense, net, was also reduced in 2012 by higher income from our minority investment in Russia and interest earned of higher cash balances during 2012.

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Other expense (income), net, from continuing operations for 2011 increased $9.0 million as compared to the prior year. The increase is primarily due to the merger of our Brazilian business during the second quarter of 2011. We recorded a $10.3 million pre-tax loss on the Brazilian Transaction in other expense (income), net.

Income Taxes

	Twelve Months Ended December 31,			Change
				2012 vs. 2011		2011 vs. 2010
Provision for Income Taxes	2012	2011	2010	$	%	$	%
	(Dollars in millions)

Consolidated provision for income taxes	$156.0	$167.1	$128.9	$(11.1)	-7%	$38.2	30%
Effective income tax rate	36.2%	41.2%	35.1%

Our effective rate was 36.2% for 2012, down from 41.2% for the same period in 2011. The 2011 rate was higher primarily due to the impact of the Brazilian Transaction which increased our effective rate by 5.2%. In addition, the 2012 rate increased by 4.7% compared to the prior year due the one-time effects of certain international tax planning implemented during the year. This is offset by a 3.5% one-time benefit associated with a tax method change approved by tax authorities in 2012. In addition, the 2012 rate benefited from certain federal, state and international benefits that we do not expect to recur in future years. We expect our effective tax rate in 2013 to be in the range of 35% to 37%.

Our effective rate was 41.2% for 2011, up from 35.1% for the same period in 2010. The 2011 rate was higher primarily due to the impact of the Brazilian Transaction which increased our effective rate by 5.2%. In addition, the 2010 rate benefited from certain state benefits that did not recur in 2011. This is partially offset by a cumulative income tax benefit resulting from the recognition of an income tax deduction related to several prior years.

Net Income

	Twelve Months Ended December 31,			Change
				2012 vs. 2011		2011 vs. 2010
Net Income	2012	2011	2010	$	%	$	%
	(In millions, except per share amounts)

Consolidated operating income	$480.0	$468.6	$422.4	$11.4	2%	$46.2	11%
Consolidated other expense, net	(48.7)	(62.7)	(54.7)	14.0	-22%	(8.0)	15%
Consolidated provision for income taxes	(156.0)	(167.1)	(128.9)	11.1	-7%	(38.2)	30%
Consolidated net income from continuing operations	$275.3	$238.8	$238.8	$36.5	15%	$-	0%
Discontinued operations, net of tax	5.5	2.9	36.0	2.6	92%	$(33.1)	-92%
Net income attributable to noncontrolling interests	(8.7)	(8.8)	(8.1)	0.1	-2%	(0.7)	9%
Net income attributable to Equifax	$272.1	$232.9	$266.7	$39.2	17%	$(33.8)	-13%
Diluted earnings per common share
Net income from continuing operations attributable to Equifax	$2.18	$1.86	$1.83	$0.32	17%	$0.03	2%
Discontinued operations attributable to Equifax	0.04	0.02	0.28	$0.02	100%	$(0.26)	-93%
Net income attributable to Equifax	$2.22	$1.88	$2.11	$0.34	18%	$(0.23)	-11%
Weighted-average shares used in computing diluted earnings per share	122.5	123.7	126.5

Consolidated net income from continuing operations increased $36.5 million, or 15%, in 2012 compared to 2011 due primarily to an $11.4 million increase in operating income in 2012, driven by improvements in four of our five business segments, and the $27.8 million loss recorded on the Brazilian Transaction (reflected in other expense and income tax expense, as previously described) in 2011, for which no comparable losses were incurred in 2012.

Consolidated income from continuing operations was flat in 2011, compared to the same period in 2010, due to the $27.8 million loss recorded on the Brazilian Transaction (reflected in other expense and income tax expense), offset by operating income growth of $46.2 million due to revenue growth, net of associated income taxes. Consolidated income attributable to Equifax decreased $33.8 million in 2011. In addition to improved operating results and the loss on the Brazilian Transaction described above, 2010 consolidated income from continuing operations included transaction gains from discontinued operations of $27.2 million which did not recur in 2011.

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Segment Financial Results

U.S. Consumer Information Solutions

	Twelve Months Ended December 31,			Change
				2012 vs. 2011			2011 vs. 2010
U.S. Consumer Information Solutions	2012	2011	2010	$	%		$	%
	(Dollars in millions)
Operating revenue:
Online Consumer Information Solutions	$626.0	$536.6	$493.8	$89.4	17%		$42.8	9%
Mortgage Solutions	94.5	75.1	76.8	19.4	26%		(1.7)	-2%
Consumer Financial Marketing Services	148.8	153.3	144.3	(4.5)	-3%		9.0	6%
Total operating revenue	$869.3	$765.0	$714.9	$104.3	14%		$50.1	7%
% of consolidated revenue	42%	40%	40%
Total operating income	$345.2	$298.9	$272.2	$46.3	15%		$26.7	10%
Operating margin	39.7%	39.1%	38.1%		0.6	pts		1.0	pts

U.S. Consumer Information Solutions revenue increased 14% in 2012 as compared to 2011 due to the impact of a high level of mortgage activity as well as certain new product, pricing and market penetration initiatives implemented during 2011 and into 2012. We expect that the additional revenue in 2013 resulting from the acquisition of CSC Credit Services will more than offset an anticipated decline in mortgage-related revenue as a result of an expected market decline in mortgage origination volumes. The increase in revenue for 2011, as compared to 2010, was a result of growth in our OCIS and CFMS business lines.

OCIS.   2012 revenue increased 17% when compared to the prior year.  About half of the increase resulted from increased volume and improved pricing in mortgage end-use markets, while the other half came predominately from pricing and new product initiatives. For the year, core credit decision transaction volume increased by 4% while average revenue per transaction increased by 9%, resulting from the increase in mortgage volume (at higher than average pricing) as a share of our overall mix and from specific market segment pricing initiatives, while the remainder of our 17% growth came from products billed on a subscription basis and other revenue sources. The increase in revenue for 2011, as compared to 2010, was driven by increased market volume, particularly in the credit card and auto markets; new customer wins; new service introductions; and select pricing actions in subscription and wholesale arrangements. An 11% increase in core credit decision transaction volumes was partially offset by lower average price per transaction for our transaction based revenue.

Mortgage Solutions.   Revenue increased 26% in 2012 when compared to 2011 due primarily to increased sales in core mortgage reporting services as a result of higher mortgage refinancings stimulated by historically low mortgage interest rates and the sale of newer mortgage information products which help lenders better manage risk. Revenue decreased slightly in 2011 primarily due to lower refinancing activity as compared to the comparable periods of 2010.

Consumer Financial Marketing Services.   Revenue decreased in 2012, as compared to 2011, resulting from a decline in demand for wealth-based consumer information services due to reductions in their use for credit marketing by some large financial institutions. This decrease was partially offset in by growth in traditional credit-based pre-screen revenue and increased portfolio management revenue. Revenue for 2011 increased, as compared to 2010, due to continued growth in credit-based pre-screen and portfolio management revenue as well as strong market penetration of wealth-based consumer information services.

U.S. Consumer Information Solutions Operating Margin.   USCIS operating margins increased 60 basis points to 39.7% in 2012 due to the benefits of strong revenue growth in a business with significant fixed costs. In 2011, improved margins in online credit services and CFMS resulting from solid revenue growth were partially offset by expense investment and increased acquisition-related amortization associated with our fourth quarter 2010 acquisition of Anakam.

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International

	Twelve Months Ended December 31,			Change
				2012 vs. 2011			2011 vs. 2010
International	2012	2011	2010	$	%		$	%
	(Dollars in millions)
Operating revenue:
Latin America	$187.4	$208.8	$231.3	$(21.4)	-10%		$(22.5)	-10%
Europe	169.7	158.7	137.6	11.0	7%		21.1	15%
Canada Consumer	129.1	125.4	113.9	3.7	3%		11.5	10%
Total operating revenue	$486.2	$492.9	$482.8	$(6.7)	-1%		$10.1	2%
% of consolidated revenue	24%	26%	27%
Total operating income	$143.8	$132.2	$119.4	$11.6	9%		$12.8	11%
Operating margin	29.6%	26.8%	24.7%		2.8	pts		2.1	pts

International revenue in 2012 decreased 1% compared to the prior year.  While the deconsolidation of Brazil negatively impacted revenue by $35.4 million in 2012, revenue in our other geographies increased by 6% in 2012 as compared to 2011.  Local currency revenue, excluding Brazil, increased 9% in 2012 due to growth across our other geographies.  Local currency fluctuations against the U.S. dollar, excluding Brazil, negatively impacted our International revenue by $12.3 million, or 3%.

International revenue increased by 2% in 2011 as compared to 2010. While the deconsolidation of Brazil negatively impacted revenue by $48.7 in 2011, revenue in our other geographies increased by 15% as compared to 2010. Local currency revenue, excluding Brazil, increased 12% due to solid growth in Europe, Canada and other Latin American countries. Local currency fluctuations against the U.S. dollar, excluding Brazil, favorably impacted our International revenue by $12.0 million, or 3%.

Latin America.    Revenue decreased by 10% in 2012 as compared to the prior year period. While the deconsolidation of Brazil negatively impacted revenue by $35.4 million in 2012, revenue in our other Latin American countries increased 8% in 2012 as compared to 2011.  Local currency revenue, excluding Brazil, increased by 12% due most particularly to strong growth in Argentina, Uruguay and Ecuador slightly offset by a small decline in Chile due to a regulatory change in allowable uses of credit reports. Local currency fluctuations against the U.S. dollar, excluding Brazil, negatively impacted revenue by $6.5 million, or 4%.

Revenue decreased by 10% in 2011 as compared to 2010. While the deconsolidation of Brazil negatively impacted revenue by $48.7 million in 2011, revenue in our other Latin American countries increased 18% in 2011 as compared to 2010. Local currency revenue, excluding Brazil, increased by 17% due to broad-based growth across other Latin American countries. The favorable impact of changes in foreign exchange rates, excluding Brazil, added $1.0 million, or 1%, to revenue in 2011.

Europe.   2012 revenue increased 7% compared to 2011. In local currency, revenue growth was 10% driven by increased sales primarily in the personal solutions and analytical services business lines despite more challenging economic conditions. Local currency fluctuations against the U.S. dollar negatively impacted revenue by $4.4 million, or 3%.

Revenue increased 15% in 2011 compared to the same period in 2010 due to increased sales in most product segments and the impact of a first quarter 2011 acquisition, as well as the favorable impact of changes in foreign exchange rates. In local currency, revenue was up 11% in 2011. Local currency fluctuations against the U.S. dollar favorably impacted revenue by $6.0 million, or 4%.

Canada Consumer.   Local currency revenue increased 4% in 2012, as compared to 2011, primarily due to increased volumes for our analytical services products.   Local currency fluctuations against the U.S. dollar negatively impacted revenue by $1.4 million, or 1%.

Revenue increased 10% compared to the same period in 2010 due to increased volumes for our technology and analytical services products, primarily due to growth in the customer base for a fraud mitigation product, and the favorable impact of changes in foreign exchange rates.  In local currency, revenue was up 6% in 2010.  Local currency fluctuations against the U.S. dollar favorably impacted revenue by $5.1 million, or 4%.

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International Operating Margin.   Operating margin increased in 2012 as compared to 2011 primarily due to the deconsolidation of our Brazilian business, whose margins had declined in recent periods, slightly offset by restructuring expenses in the third quarter of 2012.  Operating margin increased in 2011 as compared to the prior year period also due to the deconsolidation of our Brazilian business part way through the year.  The 2011 operating margins were also impacted by increased investments in new product development and increased sales force, particularly in Brazil prior to the deconsolidation of the business.

Workforce Solutions

	Twelve Months Ended December 31,			Change
				2012 vs. 2011			2011 vs. 2010
Workforce Solutions	2012	2011	2010	$	%		$	%
	(Dollars in millions)
Operating Revenue:
Verfication Services	$258.5	$192.5	$183.4	$66.0	34%		$9.1	5%
Employer Services	183.6	189.6	186.9	(6.0)	-3%		2.7	1%
Total operating revenue	$442.1	$382.1	$370.3	$60.0	16%		$11.8	3%
% of consolidated revenue	21%	20%	21%
Total operating income	$106.6	$89.5	$87.8	$17.1	19%		$1.7	2%
Operating margin	24.1%	23.4%	23.7%		0.7	pts		-0.3	pts

Verification Services.   Revenue increased 34% in 2012, compared to 2011, due to 36% growth in mortgage-related verification revenue resulting from the strong level of mortgage refinancing activity during 2012, 18% growth in non-mortgage verification revenue, and the benefit of our third quarter 2011 acquisition of DataVision Resources.  As we anniversary the DataVision Resources acquisition and begin comparing future results to 2012 when mortgage refinancing activity was strong, growth rates in 2013 will likely be lower than those in 2012.

Revenue increased in 2011, compared to the prior year period, as high single digit percentage revenue growth in verifications provided to non-mortgage customers and the benefit of our third quarter 2011 acquisition of DataVision Resources were partially offset by high single digit declines in verification revenue from mortgage customers due to reduced mortgage activity.

Employer Services.   Revenue decreased 3% in 2012 as compared to 2011. Revenue declined in our Tax Management Services business due to lower overall claims activity in our unemployment cost management business and, beginning in the third quarter, the delay in the renewal of the federal Work Opportunity Tax Credit program which was renewed on December 31, 2012. This decline was partially offset by growth achieved in our transaction-based complementary services.

Revenue for 2011 as compared to 2010 slightly increased due to revenue growth in our complementary services business.

Workforce Solutions Operating Margin.   Operating margin for 2012 increased as compared to 2011. The increase in margin was driven by the revenue growth during the year in products with a high degree of fixed costs. Operating margin for 2011, when compared to the prior year period, decreased due to revenue and associated margin declines in government-based tax transcript verification services as a result of a slowdown in mortgage-related activity. There was also increased acquisition-related amortization associated with our two acquisitions in the latter half of 2011.

North America Personal Solutions

	Twelve Months Ended December 31,			Change
				2012 vs. 2011			2011 vs. 2010
North America Personal Solutions	2012	2011	2010	$	%		$	%
	(Dollars in millions)

Total operating revenue	$185.5	$163.9	$149.0	$21.6	13%		$14.9	10%
% of consolidated revenue	9%	9%	8%
Total operating income	$50.4	$41.3	$38.9	$9.1	22%		$2.4	6%
Operating margin	27.2%	25.2%	26.2%		2.0	pts		-1.0	pts

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The increase in revenue in 2012, as compared to 2011, was primarily due to increased direct to consumer, Equifax-branded subscription service revenue which was up 16% in 2012. The increase was driven by higher average revenue per subscriber due to new product offerings and better market segmentation and, to a lesser extent, by higher subscription sales resulting in higher average subscriber counts.  Operating margin increased in 2012, as compared to 2011, primarily due to higher revenue partially offset by an increase in marketing.

Revenue increased 10% in 2011 as compared to the prior year primarily due to increased direct to consumer, Equifax-branded subscription service revenue. Equifax-branded subscription revenue was up 17% from the prior year, driven by both higher subscription sales and higher average revenue per subscriber due to new product offerings and better market segmentation.  Revenue from Canada also contributed to growth, while data breach services and transaction-based services each declined modestly. The operating margin increase in 2011, as compared to 2010, was primarily due to a shift in product mix as well as an increase in marketing.

North America Commercial Solutions

	Twelve Months Ended December 31,			Change
				2012 vs. 2011			2011 vs. 2010
North America Commercial Solutions	2012	2011	2010	$	%		$	%
	(Dollars in millions)

Total operating revenue	$89.9	$89.3	$80.5	$0.6	1%		$8.8	11%
% of consolidated revenue	4%	5%	4%
Total operating income	$19.8	$23.6	$19.5	$(3.8)	-16%		$4.1	21%
Operating margin	22.0%	26.5%	24.2%		-4.5	pts		2.3	pts

Revenue increased 1% in 2012 both in reported currency and local currency as compared to 2011. Transaction-based revenue serving credit risk needs of our customers, which represents approximately 60% of our revenue, grew 5% in 2012 as compared to the prior year. This growth was offset by a 5% decline in project-oriented revenue as customers delayed or canceled certain small business marketing programs given the uncertain environment for small businesses. Operating margin decreased in 2012 due to marginal revenue growth combined with a 7% increase in operating expenses as the business continues to invest in its longer term strategy despite the current slowdown in demand for marketing services.

2011 revenue increased $8.8 million, or 11%, as compared to 2010.   In local currency, revenue increased 10% compared 2010 primarily due to increases in U.S. risk and marketing service revenue and revenue from our data management products.   The favorable impact of changes in the U.S.—Canadian foreign exchange rate impacted revenue by $1.0 million, or 1%, as compared to the prior year.  Operating margin also increased for 2011, as compared 2010, due to strong revenue growth and the margin leverage which results from a partially fixed cost business.

General Corporate Expense

	Twelve Months Ended December 31,			Change
				2012 vs. 2011		2011 vs. 2010
General Corporate Expense	2012	2011	2010	$	%	$	%
	(Dollars in millions)

General corporate expense	$185.8	$116.9	$115.4	$68.9	59%	$1.5	1%

Our general corporate expenses are costs that are incurred at the corporate level and include those expenses impacted by corporate direction, such as shared services, administrative, legal, equity compensation costs and restructuring expenses. General corporate expenses increased by $68.9 million in 2012, compared to 2011, primarily due to the $38.7 million pension settlement recorded in 2012 along with higher salary and incentive costs, spending to support corporate growth and infrastructure initiatives, and costs associated with completing our acquisition of CSC Credit Services’ assets, partially offset by lower technology costs.

General corporate expenses increased by $1.5 million in 2011, compared to 2010, primarily due to higher salary and incentive costs partially offset by lower technology costs and professional fees.

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LIQUIDITY AND FINANCIAL CONDITION

Management assesses liquidity in terms of our ability to generate cash to fund operating, investing and financing activities. We continue to generate substantial cash from operating activities and remain in a strong financial position managing our capital structure to meet short- and long-term objectives including reinvestment in existing businesses and strategic acquisitions.

Sources and Uses of Cash

Funds generated by operating activities and our credit facilities continue to be our most significant sources of liquidity. We expect that funds generated from results of operations will be sufficient to finance our anticipated working capital and other cash requirements (such as capital expenditures, interest payments, debt payments, potential pension funding contributions and dividend payments) for the foreseeable future. In the event that credit market conditions were to deteriorate, we would rely more heavily on borrowings from the Senior Credit Facility as described below. During the fourth quarter, we extended the maturity date of our Senior Credit Facility from February 2015 to December 2017 and increased the borrowing limits from $500.0 million to $750.0 million.  At December 31, 2012, $483.6 million was available to borrow under our Senior Credit Facility. Our Senior Credit Facility does not include a provision under which lenders could refuse to allow us to borrow under this facility in the event of a material adverse change in our financial condition, as long as we are in compliance with the covenants contained in the lending agreement.

Information about our cash flows, by category, is presented in the Consolidated Statements of Cash Flows. The following table summarizes our cash flows for the twelve months ended December 31, 2012, 2011 and 2010:

	Twelve Months Ended December 31,			Change
Net cash provided by (used in):	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
	(Dollars in millions)

Operating activities	$496.3	$408.7	$352.6	$87.6	$56.1
Investing activities	$(1,083.6)	$(204.1)	$1.0	$(879.5)	$(205.1)
Financing activities	$606.3	$(195.9)	$(335.3)	$802.2	$139.4

Operating Activities

Cash provided by operating activities for 2012 increased by $87.6 million over the prior year.  Cash provided from net income, excluding the impact of the 2012 pension settlement and the 2011 impact of divestitures, increased $51.5 million.  The remaining increase in cash from operations was driven primarily by changes in net working capital and other balance sheet changes, most notably a $52.0 million reduction in cash used in current liabilities, reflecting in part an increase in accrued salaries and incentives partially offset by a change in accrued taxes, including certain items related to the merger of our business in Brazil into BVS. The increase was also driven by $40 million of pension contributions in 2011 that did not recur in 2012. These increases were partially offset by a $30.1 million reduction in cash related to deferred income taxes and a $24.9 million use of cash related to increased prepaid assets and other current assets.

Cash provided by operating activities for 2011 increased by $56.1 million over the prior year. Cash provided from net income, adjusted for the impact of divestitures, increased by $20.3 million. The remaining increase in cash from operations was primarily driven by changes in net working capital and other balance sheet changes, most notably from a $10.0 million decrease in pension contributions in 2011 and other lesser changes in liabilities, partially offset by an increase in accounts receivable due to revenue growth.

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Fund Transfer Limitations.   The ability of certain of our subsidiaries and associated companies to transfer funds to us is limited, in some cases, by certain restrictions imposed by foreign governments; these restrictions do not, individually or in the aggregate, materially limit our ability to service our indebtedness, meet our current obligations or pay dividends. We currently hold $101.9 million of cash in our foreign subsidiaries.

Investing Activities

	Twelve Months Ended December 31,			Change
Net cash used in:	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
	(Dollars in millions)

Capital expenditures	$66.0	$75.0	$99.8	$(9.0)	$(24.8)

Our capital expenditures are used for developing, enhancing and deploying new and existing software in support of our expanding product set, replacing or adding equipment, updating systems for regulatory compliance, the licensing of software applications and investing in system reliability, security and disaster recovery enhancements.

Capital expenditures in 2012 were lower than 2011 primarily due to the purchase of a building in our Workforce Solutions segment during the first quarter of 2011.

Capital expenditures in 2011 were lower than 2010 primarily due to the purchase of our headquarters building in Atlanta, Georgia during the first quarter of 2010 for cash consideration of $29.0 million, partially offset by an increase in investments in new products and technology infrastructure in 2011.

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Acquisitions, Divestitures and Investments

	Twelve Months Ended December 31,			Change
Net cash used in:	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
	(Dollars in millions)

Acquisitions, net of cash acquired	$(1,016.4)	$(127.4)	$(82.6)	$(889.0)	$(44.8)
Proceeds received from divestitures	$2.5	$2.5	$181.7	$-	$(179.2)
Investment in unconsolidated affiliates, net	$(3.7)	$(4.2)	$1.7	$0.5	$(5.9)

2012 Acquisitions and Investments.   On December 28, 2012, as a part of our long-term growth strategy of expanding our USCIS business, we acquired certain credit services business assets and operations of Computer Sciences Corporation (“CSC Credit Services”) for $1.0 billion. We financed the acquisition with available cash, the issuance of $500 million of 3.30% ten-year senior notes, and commercial paper borrowings under our CP program. The results of this acquisition are included in our USCIS segment.

To further broaden our product offerings, during the twelve months ended December 31, 2012, we completed a number of smaller acquisitions of information services businesses in the European and Latin American regions of our International segment. The results of these acquisitions are not material.

During the second quarter of 2010, we sold our APPRO product line, generating cash proceeds of approximately $67 million.  Approximately $5 million of the purchase price was paid by the acquirer into an escrow account that was released to us, upon the satisfaction of certain conditions, over the two year period following the sale.  We received the final payment of $2.5 million from the escrow account during the second quarter of 2012. During 2012, we also invested $3.7 million in our joint ventures in India and Russia.

2011 Acquisitions and Investments.   On August 1, 2011, to further enhance our market position, we acquired DataVision Resources, which provides data and business solutions to mortgage, insurance and financial services sectors, for $50.0 million.  The results of this acquisition have been included in our Workforce Solutions segment.

To further broaden our product offerings, during the twelve months ended December 31, 2011, we completed a number of smaller acquisitions of information services businesses in the European and Latin American regions of our International segment as well as our U.S. Consumer Information Solutions and Workforce Solutions segments. The results of these acquisitions are not material.

During the second quarter of 2010, we sold our APPRO product line, generating cash proceeds of approximately $67 million.  Approximately $5 million of the purchase price was paid by the acquirer into an escrow account that was released to us, upon the satisfaction of certain conditions, over the two year period following the sale.  We received $2.5 million from the escrow account during the second quarter of 2011. During 2011, we also invested $4.2 million in our joint ventures in India and Russia.

2010 Acquisitions, Divestitures and Investments. On October 1, 2010, we acquired Anakam, Inc., a provider of large-scale, software-based, multi-factor identity authentication solutions for $64.3 million.  The results of this acquisition are included in our U.S. Consumer Information Solutions segment.

To further enhance our market share, during the twelve months ended December 31, 2010, we completed four smaller acquisitions totaling $12.3 million, net of cash acquired.  These transactions were in our International segment and the results of these acquisitions are not material.

During 2010, we resolved a contingent earn-out associated with a 2008 acquisition included in our Workforce Solutions segment.  The earn-out of $6 million was measured on the completion of 2009 revenue targets and was accrued at December 31, 2009.

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On April 23, 2010, we sold our APPRO product line for approximately $72 million.  On July 1, 2010, we sold the assets of our Direct Marketing Services division (“DMS”) for approximately $117 million.  Both of these were previously reported in our U.S. Consumer Information Solutions segment.  We have presented the APPRO and DMS operations as discontinued operations for all periods presented.  The discontinued operations are further described in Note 3 of the Notes to the Consolidated Financial Statements in this report.

For additional information about our acquisitions, see Note 4 of the Notes to Consolidated Financial Statements in this report.

Financing Activities

	Twelve Months Ended December 31,			Change
Net cash provided by (used in):	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
	(Dollars in millions)

Net short-term borrowings (repayments)	$234.1	$24.4	$(134.0)	$209.7	$158.4
Net borrowings (repayments) under long-term revolving credit facilities	$-	$-	$(5.0)	$-	$5.0
Payments on long-term debt	$(15.2)	$(16.7)	$(20.8)	$1.5	$4.1
Proceeds from issuance of long-term debt	$499.2	$-	$-	$499.2	$-

Credit Facility Availability.   Our principal unsecured revolving credit facility with a group of banks, which we refer to as the Senior Credit Facility, permits us to borrow up to $750.0 million through December 2017. The Senior Credit Facility may be used for general corporate purposes. Availability of the Senior Credit Facility for borrowings is reduced by the outstanding face amount of any letters of credit issued under the facility and, pursuant to our existing Board of Directors authorization, by the outstanding principal amount of our commercial paper (CP) notes.

Our $750.0 million CP program has been established to allow for borrowing through the private placement of CP with maturities ranging from overnight to 397 days. We may use the proceeds of CP for general corporate purposes. The CP program is supported by our Senior Credit Facility and, pursuant to our existing Board of Directors authorization, the total amount of CP which may be issued is reduced by the amount of any outstanding borrowings under our Senior Credit Facility.

We had a 364-day revolving credit agreement with a Canadian bank (our Canadian Credit Facility) which permitted us to borrow up to C$10.0 million (denominated in Canadian dollars).  The Canadian Credit Facility was scheduled to terminate in June 2011. We cancelled this agreement at the end of the first quarter 2011 and there were no outstanding borrowings under this agreement at the time of cancellation.

At December 31, 2012, there were no borrowings outstanding under our Senior Credit Facility and $265.0 million outstanding under our CP program. At December 31, 2012, a total of $483.6 million was available under our Senior Credit Facility.

At December 31, 2012, approximately 68% of our debt was fixed rate and 32% was effectively variable rate. Our variable-rate debt, consisting of our five-year senior notes due 2014 (against which we have executed interest rate swaps to convert interest expense from fixed rates to floating rates), generally bearing interest based on a specified margin plus a base rate (LIBOR), and of our issued commercial paper, which bears short-term interest rates based on the CP market for investment grade issuers. The interest rates reset periodically, depending on the terms of the respective financing arrangements. At December 31, 2012, interest rates on our variable-rate debt ranged from 0.4% to 2.1%.

Borrowing and Repayment Activity.   Net short-term borrowings (repayments) primarily represent activity under our CP program, as well as activity under our Canadian short-term revolving credit agreement. Net (repayments) borrowings under long-term revolving credit facilities relates to activity on our Senior Credit Facility. We primarily borrow under our CP program, when available.

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The increase in net short-term borrowings (repayments) primarily reflects the outstanding borrowings of $265.0 million of CP notes as of December 31, 2012, that was used to partially finance the acquisition of CSC Credit Services. The change in net short-term borrowings (repayments) in 2011 primarily reflects the outstanding borrowings of CP notes at December 31, 2011 as compared to a net repayment of $134.0 million of CP notes during 2010 as we decreased our use of CP to fund our capital needs.

On December 17, 2012, we received proceeds of $499.2 million from the issuance of ten-year senior notes with a stated interest rate of 3.30% in an underwritten public offering. Interest is payable semi-annually in arrears on December 15 and June 15 of each year. We used the net proceeds of the sale of the notes to finance the acquisition of CSC Credit Services in December 2012.

Debt Covenants.   Our outstanding indentures and comparable instruments contain customary covenants including, for example, limits on secured debt and sale/leaseback transactions. In addition, our Senior Credit Facility requires us to maintain a maximum leverage ratio of not more than 3.5 to 1.0, and limit the amount of subsidiary debt. Our leverage ratio was 2.08 at December 31, 2012. None of these covenants are considered restrictive to our operations and, as of December 31, 2012, we were in compliance with all of our debt covenants.

We do not have any credit rating triggers that would accelerate the maturity of a material amount of our outstanding debt; however, our senior notes, discussed above, contain change in control provisions. If we experience a change of control or publicly announce our intention to effect a change of control and the rating on the senior notes is lowered by Standard & Poor’s, or S&P, and Moody’s Investors Service, or Moody’s, below an investment grade rating within 60 days of such change of control or notice thereof, then we will be required to offer to repurchase the senior notes at a price equal to 101% of the aggregate principal amount of the senior notes plus accrued and unpaid interest.

Credit Ratings.   Credit ratings reflect an independent agency’s judgment on the likelihood that a borrower will repay a debt obligation at maturity. The ratings reflect many considerations, such as the nature of the borrower’s industry and its competitive position, the size of the company, its liquidity and access to capital and the sensitivity of a company’s cash flows to changes in the economy. The two largest rating agencies, S&P and Moody’s, use alphanumeric codes to designate their ratings. The highest quality rating for long-term credit obligations is AAA and Aaa for S&P and Moody’s, respectively. A security rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency.

Long-term ratings of BBB- and Baa3 or better by S&P and Moody’s, respectively, reflect ratings on debt obligations that fall within a band of credit quality considered to be “investment grade”. At December 31, 2012, the long-term ratings for our obligations were BBB+ and Baa1, which are consistent with the ratings and outlooks which existed at December 31, 2011. A downgrade in our credit rating would increase the cost of borrowings under our CP program and credit facilities, and could limit, or in the case of a significant downgrade, preclude our ability to issue CP. If our credit ratings were to decline to lower levels, we could experience increases in the interest cost for any new debt. In addition, the market’s demand for, and thus our ability to readily issue, new debt could become further influenced by the economic and credit market environment.

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For additional information about our debt, including the terms of our financing arrangements, basis for variable interest rates and debt covenants, see Note 6 of the Notes to Consolidated Financial Statements in this report.

Equity Transactions

	Twelve Months Ended December 31,			Change
Net cash provided by (used in):	2012	2011	2010	2012 vs. 2011	2011 vs. 2010
	(Dollars in millions)

Treasury stock purchases	$(85.1)	$(142.3)	$(167.5)	$57.2	$25.2
Dividends paid to Equifax shareholders	$(86.0)	$(78.1)	$(35.2)	$(7.9)	$(42.9)
Dividends paid to noncontrolling interests	$(4.8)	$(5.6)	$(5.1)	$0.8	$(0.5)
Proceeds from exercise of stock options	$68.3	$23.7	$29.3	$44.6	$(5.6)
Excess tax benefits from stock-based compensation plans	$1.7	$1.2	$3.5	$0.5	$(2.3)

Sources and uses of cash related to equity during the twelve months ended December 31, 2012, 2011 and 2010 were as follows:

•	Under share repurchase programs authorized by our Board of Directors, we purchased 1.9 million, 4.2 million, and 5.2 million common shares on the open market during the twelve months ended December 31, 2012, 2011 and 2010, respectively, for $85.1 million, $142.3 million and $167.5 million, respectively, at an average price per common share of $45.73, $34.19 and $32.28, respectively. At December 31, 2012, the Company had $227.1 million remaining for stock repurchases under the existing Board authorization.

•	During the twelve months ended December 31, 2012, 2011 and 2010, we paid cash dividends to Equifax shareholders of $86.0 million, $78.1 million and $35.2 million, respectively, at $0.72 per share for 2012, $0.64 per share for 2011 and $0.28 per share for 2010.

Contractual Obligations and Commercial Commitments

The following table summarizes our significant contractual obligations and commitments as of December 31, 2012. The table excludes commitments that are contingent based on events or factors uncertain at this time. Some of the excluded commitments are discussed below the footnotes to the table.

	Payments due by
	Total	Less than 1 year	1 to 3 years	3 to 5 years	Thereafter
	(In millions)
Debt (including capitalized lease obligation) (1)	$1,720.4	$282.9	$290.0	$272.5	$875.0
Operating leases (2)	93.7	20.2	26.6	14.1	32.8
Data processing, outsourcing agreements
and other purchase obligations (3)	132.8	80.5	45.6	6.4	0.3
Other long-term liabilities (4) (6)	104.8	6.3	13.6	10.0	74.9
Interest payments (5)	825.0	68.5	126.8	112.7	517.0
	$2,876.7	$458.4	$502.6	$415.7	$1,500.0

(1)	The amounts are gross of unamortized discounts totaling $2.3 million and fair value adjustments of $12.6 million at December 31, 2012. Total debt on our Consolidated Balance Sheets is net of the unamortized discounts and fair value adjustments.

(2)	Our operating lease obligations principally involve office space and equipment, which include the ground lease associated with our headquarters building that expires in 2048.

(3)	These agreements primarily represent our minimum contractual obligations for services that we outsource associated with our computer data processing operations and related functions, and certain administrative functions. These agreements expire between 2013 and 2018.

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(4)	These long-term liabilities primarily relate to obligations associated with certain pension, postretirement and other compensation-related plans, some of which are discounted in accordance with U.S. generally accepted accounting principles, or GAAP. We made certain assumptions about the timing of such future payments. In the table above, we have not included amounts related to future pension plan obligations, as such required funding amounts beyond 2012 have not been deemed necessary due to our current expectations regarding future plan asset performance.

(5)	For future interest payments on variable-rate debt, which are generally based on a specified margin plus a base rate (LIBOR) or on CP rates for investment grade issuers, we used the variable rate in effect at December 31, 2012 to calculate these payments. Our variable rate debt at December 31, 2012, consisted of CP, borrowings under our credit facilities and our five-year senior notes due 2014 (against which we have executed interest rate swaps to convert interest expense from fixed rates to floating rates). Future interest payments related to our Senior Credit Facility and our CP program are based on the borrowings outstanding at December 31, 2012 through their respective maturity dates, assuming such borrowings are outstanding until that time. The variable portion of the rate at December 31, 2012 ranged from 0.4% to 2.1% for all of our variable-rate debt. Future interest payments may be different depending on future borrowing activity and interest rates.

(6)	This table excludes $24.2 million of unrecognized tax benefits, including interest and penalties, as we cannot make a reasonably reliable estimate of the period of cash settlement with the respective taxing authorities.

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Off-Balance Sheet Transactions

We do not engage in off-balance sheet financing activities.

Pursuant to the terms of certain industrial revenue bonds, we have transferred title to certain of our fixed assets with total costs of $88.4 million and $65.3 million, as of December 31, 2012 and 2011, respectively, to a local governmental authority in the U.S. to receive a property tax abatement related to economic development. The title to these assets will revert back to us upon retirement or cancellation of the applicable bonds. These fixed assets are still recognized on the Company’s Consolidated Balance Sheets as all risks and rewards remain with the Company.

Letters of Credit and Guarantees

We will from time to time issue standby letters of credit, performance bonds or other guarantees in the normal course of business. The aggregate notional amount of all performance bonds and standby letters of credit was not material at December 31, 2012, and all have a remaining maturity of one year or less. Guarantees are issued from time to time to support the needs of our operating units. The maximum potential future payments we could be required to make under the guarantees is not material at December 31, 2012.

Benefit Plans

We sponsor a qualified defined benefit retirement plan (the U.S. Retirement Income Plan, or USRIP) that covers approximately 25% of current U.S. salaried employees who were hired on or before June 30, 2007, the last date on which an individual could be hired and enter the plan before the USRIP was frozen to new participation at December 31, 2008. This plan also covers many retirees as well as certain terminated but vested individuals not yet in retirement status. We also sponsor a defined benefit plan that covers most salaried and hourly employees in Canada (the Canadian Retirement Income Plan, or CRIP). The CRIP was frozen to new participants entering the plan in 2011.

At December 31, 2012, the USRIP met or exceeded ERISA’s minimum funding requirements. During the twelve months ended December 31, 2012, we did not make any contributions to the USRIP. During the year ended December 31, 2011, we made contributions of $40.0 million to the USRIP. We also contributed $3.7 million and $2.6 million to the CRIP during the twelve months ended December 31, 2012 and 2011, respectively. In the future, we will make minimum funding contributions as required and may make discretionary contributions, depending on certain circumstances, including market conditions and liquidity needs. We believe additional funding contributions, if any, would not prevent us from continuing to meet our liquidity needs, which are primarily funded from cash flows generated by operating activities, available cash and cash equivalents, and our credit facilities.

For our non-U.S., tax-qualified retirement plans, we fund an amount sufficient to meet minimum funding requirements but no more than allowed as a tax deduction pursuant to applicable tax regulations. For the non-qualified supplementary retirement plans, we fund the benefits as they are paid to retired participants, but accrue the associated expense and liabilities in accordance with GAAP.

For additional information about our benefit plans, see Note 11 of the Notes to Consolidated Financial Statements in this report.

Seasonality

We experience seasonality in certain of our revenue streams. Revenue generated from the Employer Services business unit within the Workforce Solutions operating segment is generally higher in the first quarter due primarily to the provision of Form W-2 preparation services which occur in the first quarter each year. Revenue from our OCIS and Mortgage Solutions business units tends to increase in periods of the year in which our customers have higher volumes of credit granting decisions, most commonly the second and third calendar quarters. Revenues in our North America Commercial business and the Consumer Financial Marketing Services business line within USCIS are typically highest in the fourth quarter each year due to the timing of certain significant annual renewals of project-based agreements. On a consolidated basis, combining all of these businesses, and assuming normal economic conditions, first quarter revenue is normally the lowest quarterly revenue of the year, and the fourth quarter is the highest.

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Effects of Inflation and Changes in Foreign Currency Exchange Rates

Equifax’s operating results are not materially affected by inflation, although inflation may result in increases in the Company’s expenses, which may not be readily recoverable in the price of services offered. To the extent inflation results in rising interest rates and has other adverse effects upon the securities markets and upon the value of financial instruments, it may adversely affect the Company’s financial position and profitability.

A portion of the Company’s business is conducted in currencies other than the U.S. dollar, and changes in foreign exchange rates relative to the U.S. dollar can therefore affect the value of non-U.S. dollar net assets, revenues and expenses. Potential exposures as a result of these fluctuations in currencies are closely monitored. We generally do not mitigate the risks associated with fluctuating exchange rates, although we may from time to time through forward contracts or other derivative instruments hedge a portion of our translational foreign currency exposure or exchange rate risks associated with material transactions which are denominated in a foreign currency.

RECENT ACCOUNTING PRONOUNCEMENTS

For information about new accounting pronouncements and the potential impact on our Consolidated Financial Statements, see Note 1 of the Notes to Consolidated Financial Statements in this report.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The Company’s Consolidated Financial Statements are prepared in conformity with U.S. generally accepted accounting principles, or GAAP. This requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities in our Consolidated Financial Statements and the Notes to Consolidated Financial Statements. The following accounting policies involve critical accounting estimates because they are particularly dependent on estimates and assumptions made by management about matters that are uncertain at the time the accounting estimates are made. In addition, while we have used our best estimates based on facts and circumstances available to us at the time, different estimates reasonably could have been used in the current period, or changes in the accounting estimates that we used are reasonably likely to occur from period to period, either of which may have a material impact on the presentation of our Consolidated Balance Sheets and Statements of Income. We also have other significant accounting policies which involve the use of estimates, judgments and assumptions that are relevant to understanding our results. For additional information about these policies, see Note 1 of the Notes to Consolidated Financial Statements in this report. Although we believe that our estimates, assumptions and judgments are reasonable, they are based upon information available at the time. Actual results may differ significantly from these estimates under different assumptions, judgments or conditions.

Revenue Recognition

Revenue is recognized when persuasive evidence of an arrangement exists, collectibility of arrangement consideration is reasonably assured, the arrangement fees are fixed or determinable and delivery of the product or service has been completed. A significant portion of our revenue is derived from the provision of information services to our customers on a transaction basis, in which case revenue is recognized, assuming all other revenue recognition criteria are met, when the services are provided. A smaller portion of our revenues relate to subscription-based contracts under which a customer pays a preset fee for a predetermined or unlimited number of transactions or services provided during the subscription period, generally one year. Revenue related to subscription-based contracts having a preset number of transactions is recognized as the services are provided, using an effective transaction rate as the actual transactions are completed. Any remaining revenue related to unfulfilled units is not recognized until the end of the related contract’s subscription period. Revenue related to subscription-based contracts having an unlimited volume is recognized ratably during the contract term. Revenue is recorded net of sales taxes.

If at the outset of an arrangement, we determine that collectibility is not reasonably assured, revenue is deferred until the earlier of when collectibility becomes probable or the receipt of payment. If there is uncertainty as to the customer’s acceptance of our deliverables, revenue is not recognized until the earlier of receipt of customer acceptance or expiration of the acceptance period. If at the outset of an arrangement, we determine that the arrangement fee is not fixed or determinable, revenue is deferred until the arrangement fee becomes fixed or determinable, assuming all other revenue recognition criteria have been met.

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The determination of certain of our tax management services revenue requires the use of estimates, principally related to transaction volumes in instances where these volumes are reported to us by our clients on a monthly basis in arrears. In these instances, we estimate transaction volumes based on average actual volumes reported in the past. Differences between our estimates and actual final volumes reported are recorded in the period in which actual volumes are reported. We have not experienced significant variances between our estimates and actual reported volumes in the past. We monitor actual volumes to ensure that we will continue to make reasonable estimates in the future. If we determine that we are unable to make reasonable future estimates, revenue may be deferred until actual customer data is obtained. Also within our Workforce Solutions operating segment, the fees for certain of our tax credits and incentives revenue are based on a percentage of the credit delivered to our clients. Revenue for these arrangements is recognized based on the achievement of milestones, upon calculation of the credit, or when the credit is utilized by our client, depending on the provisions of the client contract.

We have certain offerings that are sold as multiple element arrangements. The multiple elements may include consumer or commercial information, file updates for certain solutions, services provided by our decisioning technologies personnel, training services, statistical models and other services. To account for each of these elements separately, the delivered elements must have stand-alone value to our customer.  If we are unable to unbundle the arrangement into separate units of accounting, we apply one of the accounting policies described above. This may lead to the arrangement consideration being recognized as the final contract element is delivered to our customer or ratably over the contract.

Many of our multiple element arrangements involve the delivery of services generated by a combination of services provided by one or more of our operating segments. No individual information service impacts the value or usage of other information services included in an arrangement and each service can be sold alone or, in most cases, purchased from another vendor without affecting the quality of use or value to the customer of the other information services included in the arrangement. Some of our products require the development of interfaces or platforms by our decisioning technologies personnel that allow our customers to interact with our proprietary information databases. These development services do not meet the requirement for having stand-alone value, thus any related development fees are deferred when billed and are recognized over the expected period that the customer will benefit from the related decisioning technologies service. Revenue from the provision of statistical models is recognized as the service is provided and accepted, assuming all other revenue recognition criteria are met. The direct costs of set up of a customer are capitalized and amortized as a cost of service during the term of the related customer contract.

We have some multiple element arrangements that include software.  We recognize the elements for which we have established vendor specific objective evidence at fair value upon delivery, in accordance with the applicable guidance.

We record revenue on a net basis for those sales in which we have in substance acted as an agent or broker in the transaction.

Deferred revenue consists of amounts billed in excess of revenue recognized on sales relating generally to the deferral of subscription fees and arrangement consideration from elements not meeting the criteria for having stand-alone value discussed above. Deferred revenues are subsequently recognized as revenue in accordance with our revenue recognition policies.

Judgments and uncertainties — Each element of a multiple element arrangement must be considered separately to ensure that appropriate accounting is performed for these deliverables. These considerations include assessing the price at which the element is sold compared to its relative fair value; concluding when the element will be delivered; evaluating collectibility; and determining whether any contingencies exist in the related customer contract that impact the prices paid to us for the services.

In addition, the determination of certain of our marketing information services and tax management services revenue requires the use of estimates, principally related to transaction volumes in instances where these volumes are reported to us by our clients on a monthly basis in arrears. In these instances, we estimate transaction volumes based on average actual volumes reported in the past. Differences between our estimates and actual final volumes reported are recorded in the period in which actual volumes are reported.

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Effects if actual results differ from assumptions — We have not experienced significant variances between our estimates of marketing information services and tax management services revenues reported to us by our customers and actual reported volumes in the past. We monitor actual volumes to ensure that we will continue to make reasonable estimates in the future. If we determine that we are unable to make reasonable future estimates, revenue may be deferred until actual customer data is obtained. However, if actual results are not consistent with our estimates and assumptions, or if our customer arrangements become more complex or include more bundled offerings in the future, we may be required to recognize revenue differently in the future to account for these changes. We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to recognize revenue.

Goodwill and Indefinite-Lived Intangible Assets

We review goodwill and indefinite lived intangible assets for impairment annually (as of September 30) and whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. These events or circumstances could include a significant change in the business climate, legal factors, operating performance or trends, competition, or sale or disposition of a significant portion of a reporting unit. We have ten reporting units comprised of Consumer Information Solutions (which includes part of Online Consumer Information Solutions, Mortgage Solutions and Consumer Financial Marketing Services), Identity Management (part of Online Consumer Information Solutions), Europe, Latin America, Canada Consumer, North America Personal Solutions, North America Commercial Solutions, Verification Services, Tax Management Services (part of Employer Services) and Talent Management Services (part of Employer Services).

The goodwill balance at December 31, 2012, for our ten reporting units was as follows:

December 31,
2012
(In millions)
Consumer Information Solutions	$893.2
ID Management	54.5
Europe	118.9
Latin America	219.3
Canada Consumer	31.1
North America Personal Solutions	1.8
North America Commercial Solutions	37.6
Verification Services	738.9
Tax Management Services	169.0
Talent Management Services	26.1
Total goodwill	$2,290.4

In September 2011, the FASB issued Accounting Standards Update, Intangibles – Goodwill and Other (Topic 350): Testing Goodwill for Impairment (the revised standard). The revised standard is intended to reduce the cost and complexity of the annual goodwill impairment test by providing entities an option to perform a “qualitative” assessment to determine whether further impairment testing is necessary. If an entity believes, as a result of its qualitative assessment, that it is more likely than not that the fair value of a reporting unit is less than its carrying amount, the quantitative impairment test is required. Otherwise, no further testing is required. The revised standard is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  We performed the qualitative assessment for our Consumer Information Solutions, Latin America, Europe, Canada Consumer, North America Personal Solutions, and North America Commercial Solutions reporting units. In this qualitative assessment, we considered the following items for each of the reporting units: macroeconomic conditions, industry and market conditions, overall financial performance and other entity specific events. In addition, for each of these reporting units, the most recent fair value determination resulted in an amount that significantly exceeded the carrying amount of the reporting units. Based on these assessments, we determined the likelihood that a current fair value determination would be less than the current carrying amount of the reporting unit is not more likely than not. As a result of our conclusions, no further testing was required for these reporting units.

Judgments and Uncertainties — In determining the fair value of our reporting units for which we performed a quantitative test, we used a combination of the income and market approaches to estimate the reporting unit’s business enterprise value.

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Under the income approach, we calculate the fair value of a reporting unit based on estimated future discounted cash flows which require assumptions about short and long-term revenue growth rates, operating margins for each reporting unit, discount rates, foreign currency exchange rates and estimates of capital charges. The assumptions we use are based on what we believe a hypothetical marketplace participant would use in estimating fair value. Under the market approach, we estimate the fair value based on market multiples of revenue or earnings before income taxes, depreciation and amortization, for benchmark companies. We believe the benchmark companies used for each of the reporting units serve as an appropriate input for calculating a fair value for the reporting unit as those benchmark companies have similar risks, participate in similar markets, provide similar services for their customers and compete with us directly. The companies we use as benchmarks are principally outlined in our “Competition” discussion in Item 1 of our 2012 Annual Report on Form 10-K. Data for the benchmark companies was obtained from publicly available information. ID Management has benchmark companies that conduct operations of businesses of a similar type, such as Experian Group Limited and Fair Isaac Corporation. Verification Services, Tax Management Services and Talent Management Services share a different set of benchmark companies, notably ADP and Paychex Inc., as the markets they serve are different than those served by our other reporting units. Valuation multiples were selected based on a financial benchmarking analysis that compared the reporting unit’s operating result with the comparable companies’ information. In addition to these financial considerations, qualitative factors such as variations in growth opportunities and overall risk among the benchmark companies were considered in the ultimate selection of the multiple.

The values separately derived from each of the income and market approach valuation techniques were used to develop an overall estimate of a reporting unit’s fair value. We use a consistent approach across all reporting units when considering the weight of the income and market approaches for calculating the fair value of each of our reporting units. This approach relies more heavily on the calculated fair value derived from the income approach, with 70% of the value coming from the income approach. We believe this approach is consistent with that of a market participant in valuing prospective purchase business combinations. The selection and weighting of the various fair value techniques may result in a higher or lower fair value. Judgment is applied in determining the weightings that are most representative of fair value.

We have not made any material changes to the valuation methodology we use to assess goodwill impairment since the date of the last annual impairment test.

Growth Assumptions

The assumptions for our future cash flows begin with our historical operating performance, the details of which are described in our Management’s Discussion and Analysis of operating performance. Additionally, we consider the impact that known economic, industry and market trends will have on our future forecasts, as well as the impact that we expect from planned business initiatives including new product initiatives, client service and retention standards, and cost management programs. At the end of the forecast period, the long-term growth rate we used to determine the terminal value of each reporting unit was generally 3% to 5% based on management’s assessment of the minimum expected terminal growth rate of each reporting unit, as well as broader economic considerations such as GDP, inflation and the maturity of the markets we serve.

We projected revenue growth in 2013 for our reporting units in completing our 2012 impairment testing based on planned business initiatives and prevailing trends exhibited by these units, such as demand for employment verification services and government hiring activity at the U.S. Transportation and Security Administration in Verification Services and Talent Management Services reporting units and not based on the assumption of meaningful economic recovery. Growth in the Talent Management Services reporting unit is also based on growth in the commercial sector of that business. The anticipated revenue growth in all of the reporting units, however, is partially offset by assumed increases in expenses for a majority of our reporting units which reflect the additional level of investment needed in order to achieve the planned revenue growth. Our 2012 long-term forecast is not dependent upon meaningful recovery of the global economy in the near term and we continue to take cost containment actions to help maintain operating margins for our reporting units.

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Discount Rate Assumptions

We utilize a weighted average cost of capital, or WACC, in our impairment analysis that makes assumptions about the capital structure that we believe a market participant would make and include a risk premium based on an assessment of risks related to the projected cash flows of each reporting unit. We believe this approach yields a discount rate that is consistent with an implied rate of return that a market participant would require for an investment in a company having similar risks and business characteristics to the reporting unit being assessed. To calculate the WACC, the cost of equity and cost of debt are multiplied by the assumed capital structure of the reporting unit as compared to industry trends and relevant benchmark company structures. The cost of equity was computed using the Capital Asset Pricing Model which considers the risk-free interest rate, beta, equity risk premium and specific company risk premium related to a particular reporting unit. The cost of debt was computed using a benchmark rate and the Company’s tax rate. For the 2012 annual goodwill impairment evaluation, the discount rates used to develop the estimated fair value of the reporting units evaluated ranged from 9% to 12%. Because of assigned market premiums, discount rates are lowest for reporting units, whose cash flows are expected to be less volatile due to such factors as the maturity of the market they serve, their position in that market or other macroeconomic factors. Where there is the greatest volatility of cash flows due to competition, the discount rate selected is in the higher portion of the range as there is more inherent risk in the expected cash flows of that reporting unit.

Estimated Fair Value and Sensitivities

The estimated fair value of the reporting units whose fair value was calculated for purposes of the 2012 impairment testing is derived from the valuation techniques described above, incorporating the related projections and assumptions. An indication of possible impairment occurs when the estimated fair value of the reporting unit is below the carrying value of its equity. The estimated fair value for all reporting units exceeded the carrying value of these units as of September 30, 2012. As a result, no goodwill impairment was recorded.

The estimated fair value of the reporting unit is highly sensitive to changes in these projections and assumptions; therefore, in some instances changes in these assumptions could impact whether the fair value of a reporting unit is greater than its carrying value. For example, an increase in the discount rate and decline in the projected cumulative cash flow of a reporting unit could cause the fair value of certain reporting units to be below its carrying value. We perform sensitivity analyses around these assumptions in order to assess the reasonableness of the assumptions and the resulting estimated fair values. Ultimately, future potential changes in these assumptions may impact the estimated fair value of a reporting unit and cause the fair value of the reporting unit to be below its carrying value. The excess of fair value over carrying value for the Company’s reporting units that were valued as of September 30, 2012, ranged from approximately 17% to 125%.

The reporting unit having the lowest absolute dollar excess of fair value over carrying value is our Talent Management Services business which has a goodwill balance of $26.1 million as of September 30, 2012. This reporting unit has been impacted by uncertainty in government hiring activity. While no impairment was noted in our impairment test as of September 30, 2012, if customer hiring activity does not increase in the near to medium term as forecasted, projected revenue growth for commercial customers does not materialize or if other events adversely impact the business drivers and corresponding assumptions used to value this reporting unit, there could be a change in the valuation of our goodwill in future periods and would likely result in the recognition of an impairment loss. Additionally, an increase in the discount rate due to outside factors or a decrease in the market multiples would likely result in an impairment. In the first quarter of 2013, we sold our Talent Management Services business. For further discussion of the sale, see Note 14 of the Notes to the Consolidated Financial Statements in this report.

No new indications of impairment existed during the fourth quarter of 2012, thus no impairment testing was updated as of December 31, 2012.

Effect if actual results differ from assumptions — We believe that our estimates are consistent with assumptions that marketplace participants would use in their estimates of fair value. However, if actual results are not consistent with our estimates and assumptions, we may be exposed to an impairment charge that could be material.

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Loss Contingencies

We are subject to various proceedings, lawsuits and claims arising in the normal course of our business. We determine whether to disclose and/or accrue for loss contingencies based on our assessment of whether the potential loss is probable, reasonably possible or remote.

Judgments and uncertainties — We periodically review claims and legal proceedings and assess whether we have potential financial exposure based on consultation with internal and outside legal counsel and other advisors. If the likelihood of an adverse outcome from any claim or legal proceeding is probable and the amount can be reasonably estimated, we record a liability on our Consolidated Balance Sheets for the estimated settlement costs. If the likelihood of an adverse outcome is reasonably possible, but not probable, we provide disclosures related to the potential loss contingency. Our assumptions related to loss contingencies are inherently subjective.

Effect if actual results differ from assumptions — We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions we use to determine loss contingencies. However, if facts and circumstances change in the future that change our belief regarding assumptions used to determine our estimates, we may be exposed to a loss that could be material.

Income Taxes

We record deferred income taxes using enacted tax laws and rates for the years in which the taxes are expected to be paid. We assess the likelihood that our net deferred tax assets will be recovered from future taxable income or other tax planning strategies. To the extent that we believe that recovery is not likely, we must establish a valuation allowance to reduce the deferred tax asset to the amount we estimate will be recoverable.

Our income tax provisions are based on assumptions and calculations which will be subject to examination by various tax authorities. We record tax benefits for positions in which we believe are more likely than not of being sustained under such examinations. We assess the potential outcome of such examinations to determine the adequacy of our income tax accruals.

Judgments and uncertainties — We consider accounting for income taxes critical because management is required to make significant judgments in determining our provision for income taxes, our deferred tax assets and liabilities, and our future taxable income for purposes of assessing our ability to realize any future benefit from our deferred tax assets. These judgments and estimates are affected by our expectations of future taxable income, mix of earnings among different taxing jurisdictions, and timing of the reversal of deferred tax assets and liabilities.

We also use our judgment to determine whether it is more likely than not that we will sustain positions that we have taken on tax returns and, if so, the amount of benefit to initially recognize within our financial statements. We review our uncertain tax positions and adjust our unrecognized tax benefits in light of changes in facts and circumstances, such as changes in tax law, interactions with taxing authorities and developments in case law. These adjustments to our unrecognized tax benefits may affect our income tax expense. Settlement of uncertain tax positions may require use of our cash. At December 31, 2012, $24.2 million was recorded for uncertain tax benefits, including interest and penalties, of which it is reasonably possible that up to $11.4 million of our unrecognized tax benefit may change within the next twelve months.

Effect if actual results differ from assumptions — Although management believes that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to increases or decreases in income tax expense that could be material.

Pension and Other Postretirement Plans

We consider accounting for our U.S. and Canadian pension and other postretirement plans critical because management is required to make significant subjective judgments about a number of actuarial assumptions, which include discount rates, expected return on plan assets, interest cost and mortality and retirement rates. Actuarial valuations are used in determining our benefit obligation and net periodic benefit cost.

Judgments and uncertainties — We believe that the most significant assumptions related to our net periodic benefit cost are (1) the discount rate and (2) the expected return on plan assets, in each case as it relates to our U.S. pension plan. Our Canadian plan is small, and the impact of changes in assumptions for that plan is not material.

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We determine our discount rates primarily based on high-quality, fixed-income investments and yield-to-maturity analysis specific to our estimated future benefit payments available as of the measurement date. Discount rates are updated annually on the measurement date to reflect current market conditions. We use a third party yield curve to develop our discount rates. The yield curve provides discount rates related to a dedicated high-quality bond portfolio whose cash flows extend beyond the current period, from which we choose a rate matched to the expected benefit payments required for each plan.

The expected rate of return on plan assets is based on both our historical returns and forecasted future investment returns by asset class, as provided by our external investment advisor. In 2012, the U.S. pension plan investment returns of 11.4% exceeded the expected return of 7.75% for the third time in the last four years. However, due to lower forecasted future returns the expected return for 2013 was reduced to 7.5%. The CRIP earned 8.8% in 2012 also exceeding its expected return of 6.75% for the third time in four years. The CRIP has a lower expected return due to a higher asset allocation to fixed income securities. Our weighted-average expected rate of return for 2013 is 7.43% as compared to 7.67% which was the 2012 expected rate.

Annual differences, if any, between the expected and actual returns on plan assets are included in unrecognized net actuarial gain or loss, a component of other comprehensive income. In calculating the annual amortization of the unrecognized net actuarial gain or loss, we use a market-related value of assets that smoothes actual investment gains and losses on plan assets over a period up to five years. The resulting unrecognized net actuarial gain or loss amount is recognized in net periodic pension expense over the average remaining life expectancy of the participant group since almost all participants are inactive.  The market-related value of our assets was $545.9 million at December 31, 2012. We do not expect our 2013 net periodic benefit cost, which includes the effect of the market-related value of assets, to be materially different than our 2012 cost, excluding the pension settlement and curtailment recorded in 2012. See Note 11 of the Notes to the Consolidated Financial Statements for details on changes in the pension benefit obligation and the fair value of plan assets.

Effect if actual results differ from assumptions — We do not believe there is a reasonable likelihood that there will be a material change in the future estimates or assumptions that are used in our actuarial valuations. Adjusting our weighted-average expected long-term rate of return (7.67% at December 31, 2012) by 50 basis points would change our estimated pension expense in 2013 by approximately $2.7 million. Adjusting our weighted-average discount rate (4.17% at December 31, 2012) by 50 basis points would change our estimated pension expense in 2013 by approximately $1.3 million. However, if actual results are not consistent with our estimates or assumptions, we may be exposed to changes in pension expense that could be material.

Purchase Accounting for Acquisitions

We account for acquisitions under Accounting Standards Codification 805, Business Combinations , which changed the application of the acquisition method of accounting in a business combination and also modified the way assets acquired and liabilities assumed are recognized on a prospective basis. In general, the acquisition method of accounting requires companies to record assets acquired and liabilities assumed at their respective fair market values at the date of acquisition. We primarily estimate fair value of identified intangible assets using discounted cash flow analyses based on market participant based inputs. Any amount of the purchase price paid that is in excess of the estimated fair values of net assets acquired is recorded in the line item goodwill in our consolidated balance sheets. Transaction costs, as well as costs to reorganize acquired companies, are expensed as incurred in our Consolidated Statements of Income.

Judgments and uncertainties — We consider accounting for business combinations critical because management's judgment is used to determine the estimated fair values assigned to assets acquired and liabilities assumed and amortization periods for intangible assets, which can materially affect the our results of operations.

On December 28, 2012, we acquired CSC Credit Services recorded total assets of $1.0 billion as of the acquisition date. The assets we acquired included a material amount of intangible assets that were subject to the significant estimates described above. See Note 4 of Notes to Consolidated Financial Statements for further information related to this acquisition.

Effect if actual results differ from assumptions — Although management believes that the judgments and estimates discussed herein are reasonable, actual results could differ, and we may be exposed to an impairment charge if we are unable to recover the value of the recorded net assets.

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